Exhibit 99.2

West Pharmaceutical Services to Present at the 2008 UBS Global Specialty & Generic Pharmaceuticals Conference

LIONVILLE, Pa., May 21 /PRNewswire-FirstCall/ -- West Pharmaceutical Services, Inc. (NYSE: WST) today announced that William Federici, Chief Financial Officer and Michael Anderson, Vice President and Treasurer will be presenting at the 2008 UBS Global Specialty & Generic Pharmaceuticals Conference at 11:30 a.m. GMT on May 28, 2008 in London.

A copy of the corporate presentation document will be posted on the investor link of the Company’s website at www.westpharma.com and the live audio webcast of the presentation will also be available through the website. A replay of the audio portion will be accessible on the Company’s website beginning 3 hours after the actual presentation time and will be available until June 11, 2008.

About West Pharmaceutical Services, Inc.

West Pharmaceutical Services, Inc. is a global manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. Headquartered in Lionville, Pennsylvania, West Pharmaceutical Services supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com.

Contacts:
West Pharmaceutical Services, Inc.
Michael A. Anderson
Vice President and Treasurer
(610) 594-3345

Investors and Financial Media:
Financial Dynamics
Evan Smith / Theresa Kelleher
(212) 850-5600
wst@fd.com